Exhibit 21.1

ORGENESIS INC.

List of Subsidiaries

●	Orgenesis Korea Co. Ltd.
●	Orgenesis Belgium SRL
●	Orgenesis Ltd.
●	Orgenesis Maryland Inc.
●	Orgenesis Switzerland Sarl,
●	Orgenesis Biotech Israel Ltd.
●	Koligo Therapeutics Inc.
●	Orgenesis Germany GmbH
●	Orgenesis CA, Inc.